Exhibit 10.1

EXECUTION VERSION

BOFA SECURITIES, INC.

BANK OF AMERICA, N.A.

One Bryant Park

New York, New York 10036

CONFIDENTIAL

December 11, 2022

Trimble Inc.,

10368 Westmoor Drive

Westminster, CO 80021

Attention: David G. Barnes

Project Trout

364-Day Bridge Facility Commitment Letter

Ladies and Gentlemen:

Trimble Inc., a Delaware corporation (the “Company” or “you”) has advised Bank of America, N.A. (“Bank of America”) and BofA Securities, Inc. (or its designated affiliates, “BofA Securities”, together with Bank of America, “BofA”; BofA, together with each Lender (as defined below) that becomes a party hereto pursuant to Section 3 hereof, collectively, the “Commitment Parties”, “we” or “us”) that you intend to acquire (the “Acquisition”) all of the issued and outstanding equity interests of TP Group Holding GmbH and Sixfold GmbH (collectively, the “Acquired Company”) through a wholly owned subsidiary of the Company (“Purchaser”) pursuant to the Sale and Purchase Agreement (together with all exhibits or other attachments thereto and the disclosure schedules referred to therein, and as may be from time to time amended, restated, amended and restated, supplemented or otherwise modified in accordance with Section 1 of Exhibit B to this Commitment Letter, collectively the “Acquisition Agreement”), dated as of the date hereof, by and among Spider Investments Luxembourg S.à r.l., as seller, the Purchaser and the Company. Upon consummation of the Acquisition, the Acquired Company will be a wholly owned subsidiary of the Company.

In connection therewith, the Company has requested that the Commitment Parties agree to provide a senior unsecured 364-day bridge loan facility having the terms set forth in Exhibit A hereto in an aggregate principal amount equal to €1,880,000,000 (the “Bridge Facility”). To finance the cash consideration for the Acquisition, it is expected that the Company will (i)(a) enter into an amendment to, or amendment and restatement of, the credit agreement dated as of March 24, 2022 (the “Existing Credit Agreement”), among the Company, the subsidiary borrowers thereunder, the lenders party thereto and Bank of America, N.A., as administrative agent, to provide for the facility thereunder to be available for the purpose of financing the Acquisition and subject to conditions precedent to funding thereunder that are no less favorable to the Company (or other borrower thereunder) than the Funds Certain Provisions (the “Amendment”) or (b) in the event that, at or before the time the Acquisition is consummated, the Amendment is not effective, obtain and borrow under Tranche B of the Bridge Facility in an aggregate principal amount up to €500,000,000 and/or (ii) (a) issue and sell senior unsecured notes pursuant to a registered public offering or a Rule 144A and/or other private placement and/or issue and sell equity securities (including securities convertible or exchangeable into or exercisable for equity securities, other equity-linked securities or hybrid debt-equity securities or similar transactions) of the Company in a registered public equity offering or private placement (such notes or securities, the “Permanent Securities Financing”) and/or obtain a senior unsecured delayed draw term loan credit facility (the “Permanent Term Loan Financing”, and together with the Permanent Securities Financing, the “Permanent Financing”) or (b) in the event that, at or before the time the Acquisition is consummated, the aggregate gross proceeds of the Permanent Financing are less than €1,380,000,000, obtain and borrow under Tranche A of the Bridge Facility in an aggregate principal amount of up to €1,380,000,000.

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The Acquisition, the Amendment, the issuance or borrowing of the Permanent Financing and the Bridge Facility and the other transactions contemplated by or related to the foregoing are collectively referred to herein as the “Transactions”. The date on which all conditions precedent to the consummation of the Acquisition set forth in the Acquisition Agreement are satisfied or waived and the Closing Date (as defined in the Acquisition Agreement) will occur, and on which the Bridge Loans (as defined in Exhibit A hereto) will become available to be drawn under the Bridge Facility, is referred to herein as the “Closing Date”.

1. Commitment. In connection with the foregoing, and subject only to the satisfaction or waiver of the conditions expressly set forth in Exhibit B to this Commitment Letter, Bank of America hereby commits to provide to the Company 100% of the aggregate principal amount of the Bridge Facility on the terms set forth herein and in Exhibit A hereto. It is understood and agreed that any event occurring after the date hereof and prior to the funding of the Bridge Facility on the Closing Date that would result in a mandatory prepayment or commitment reduction with respect to the Bridge Facility as set forth in Exhibit A hereto under “Mandatory Commitment Reductions/Prepayments” shall reduce the amount of the Bridge Facility, and the aggregate amount of the Commitment Parties’ commitments hereunder (on a pro rata basis as among the Commitment Parties), on a dollar-for-dollar basis, and you agree to give the Commitment Parties prompt written notice of the occurrence of any such event, together with a reasonably detailed calculation of the amount of any such reduction. The commitments and other obligations of the Commitment Parties hereunder are several and not joint.

You hereby also agree to separately retain BofA or, at BofA’s election, one or more of its affiliates, as an “active” lead arranger and lead bookrunner of any amendment (including the Amendment) of the Existing Credit Agreement and any credit facility or other bank borrowings or commitments to be entered into by the Borrower or its subsidiaries (including, after the Acquisition, the Acquired Company and its subsidiaries), in each case, in connection with the initial financing of the Acquisition, the refinancing of any interim debt financing for the Acquisition and, solely so long as commitments or loans are outstanding under the Bridge Facility, the refinancing of any other indebtedness, all on terms and with economics to be mutually agreed.

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2. Appointment of Roles. You hereby appoint (a) BofA Securities to act, and BofA Securities hereby agrees to act, as sole lead arranger and sole bookrunner in respect of the Bridge Facility (in such capacities, the “Lead Arranger”) and (b) Bank of America to act, and Bank of America hereby agrees to act, as the sole administrative agent for the Bridge Facility (in such capacity, the “Administrative Agent”), in each case on the terms set forth in this Commitment Letter and subject only to the satisfaction or waiver of the conditions expressly set forth in Exhibit B to this Commitment Letter. It is understood and agreed that BofA will appear on the top left of the cover page of any marketing materials or other documentation for the Bridge Facility, and will hold the roles and responsibilities conventionally understood to be associated with such name placement.

It is agreed that no other agents, co-agents, arrangers, co-arrangers, bookrunners, managers or co-managers will be appointed and no other titles will be awarded (in each case, other than pursuant to the Syndication Plan (as defined below)), and no compensation will be paid (other than the compensation expressly contemplated by this Commitment Letter or the Fee Letter (as defined below)), in each case, by the Company or any of its subsidiaries in connection with the Bridge Facility unless the Company and the Lead Arranger shall so agree.

3. Syndication. The Lead Arranger reserves the right to commence syndication of the Bridge Facility promptly after the public announcement of the Acquisition. The Lead Arranger will manage, in consultation with you, all aspects of the syndication of the Bridge Facility; provided that the determinations as to the timing of all offers to prospective Lenders, the determinations as to the selection of Lenders, the acceptance and final allocation of commitments, any title of agent or similar designations or roles awarded to any Lender and the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Lead Arranger pursuant to the terms of this Commitment Letter and the Fee Letter shall be made (a) until the date that is 60 days after the date hereof (the “Initial Syndication Period”), jointly by the Lead Arranger and the Company in accordance with the syndication plan (the “Syndication Plan”) for the Bridge Facility agreed to by the Lead Arranger and the Company prior to the date hereof, as it may be amended after the date hereof as agreed by the Lead Arranger and the Company, and (b) after the Initial Syndication Period, and only if a Successful Syndication (as defined in the applicable Fee Letter) has not been achieved prior to the end of the Initial Syndication Period, by the Lead Arranger acting in consultation with the Company. Any Lender that is selected in accordance with the foregoing provisions is referred to as a “Permitted Lender”. In connection with the syndication of the Bridge Facility, the Company agrees, at the request of the Lead Arranger, (i) to enter into one or more customary joinder agreements to this Commitment Letter and the Fee Letter, and/or an amendment and restatement of this Commitment Letter and the Fee Letter (and/or any separate fee letter) (collectively, the “Joinder Documentation”) reasonably acceptable to the Lead Arranger and the Company, in each case, pursuant to which any Permitted Lender may become an additional “Commitment Party” and extend a commitment in respect of the Bridge Facility directly to the Company, which may contain provisions determined by the Lead Arranger in accordance with the syndication provisions set forth above with respect to the allocation of titles and roles, rights and responsibilities in connection with the syndication of the Bridge Facility, the allocation of any reductions in the amount of the Bridge Facility and the allocation to such Permitted Lender of fees provided for in the Fee Letter (but which will not add any new conditions to the availability of the Bridge Facility or change the terms of the Bridge Facility or increase the aggregate compensation payable by the Company in connection therewith as set forth in this Commitment Letter and in the Fee Letter) and (ii) if requested by the Lead Arranger, following delivery to the Company of a draft of the Bridge Credit Agreement, use its commercially reasonable efforts to finalize a definitive version of such credit agreement. The commitments of Bank of America hereunder with respect to the Bridge Facility shall be reduced dollar-for-dollar and, to the extent of such reduction and subject to the final paragraph of this Section 3, Bank of America shall be released from its obligations solely with respect thereto (it being understood that the remaining commitments of Bank of America shall continue in full force and effect), as and when commitments in respect of the Bridge Facility are received from any Permitted Lender upon such Permitted Lender (a) becoming a party to this Commitment Letter as an additional “Commitment Party” pursuant to the Joinder Documentation or (b) becoming a party to the Bridge Credit Agreement as a “Lender” thereunder.

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Until the earlier of (a) the date on which a Successful Syndication is achieved and (b) 60 days after the Closing Date (such earlier date, the “Syndication Date”), you agree actively to assist, and to use commercially reasonable efforts (to the extent practical and reasonable in all instances and to the extent not in contravention of the Acquisition Agreement) to cause the Acquired Company and its subsidiaries actively to assist, the Lead Arranger in completing the syndication of the Bridge Facility reasonably satisfactory to the Lead Arranger and to you. Such assistance shall include (i) your using commercially reasonable efforts to ensure that arrangement and syndication efforts benefit materially from your and your subsidiaries’ existing relationships with banks and other financial institutions and, to the extent practical and reasonable in all instances and not in contravention of the Acquisition Agreement, such existing relationships of the Acquired Company and its subsidiaries, (ii) direct contact between your senior management, representatives and advisors, on the one hand, and the prospective Lenders, on the other hand (and, at the request of the Lead Arranger, your using commercially reasonable efforts (to the extent practical and reasonable in all instances and not in contravention of the Acquisition Agreement) to cause such contact between senior management, representatives and advisors of the Acquired Company, on the one hand, and the prospective Lenders, on the other), (iii) your assistance (and your using commercially reasonable efforts (to the extent practical and reasonable in all instances and not in contravention of the Acquisition Agreement) to cause the Acquired Company to assist) in the preparation of confidential information memoranda (the “Confidential Information Memoranda”) and other customary marketing materials to be used in connection with the syndication of the Bridge Facility (collectively, the “Information Materials”), (iv) the hosting, with the Lead Arranger, of one or more meetings of or conference calls with the prospective Lenders at times and locations to be mutually agreed upon, and (v) using commercially reasonable efforts to obtain, as promptly as practicable after the date hereof, updated public corporate ratings (but no specific rating) of the Company and updated public ratings (but no specific rating) of the Company’s senior unsecured, non-credit enhanced long-term indebtedness for borrowed money from each of Moody’s Investor Services, Inc. (“Moody’s”) and S&P Global Ratings (“S&P”), in each case taking into account the Transactions. In addition, you agree, prior to the Syndication Date, promptly to prepare and provide, and to use your commercially reasonable efforts (to the extent practical and reasonable in all instances and to the extent not in contravention of the Acquisition Agreement) to cause the Acquired Company promptly to prepare and provide, to the Lead Arranger all customary financial and other information with respect to the Company, the Acquired Company and their respective subsidiaries and the transactions contemplated hereby, including all financial projections, estimates and forecasts and other forward-looking information (the “Projections”), as the Lead Arranger may reasonably request in connection with the syndication of the Bridge Facility. You hereby authorize the Commitment Parties to use the Company’s corporate name and such logos that the Company may provide to the Commitment Parties from time to time on the Confidential Information Memoranda and other Information Materials or in any advertisements that any Commitment Party may propose to place after the Closing Date in financial and other newspapers and journals, or otherwise, at its own expense describing its services to the Company hereunder, in each case subject to your prior written approval. You shall, promptly following a request by any Lender, prepare and deliver to such Lender all documentation and other information such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act (as defined below) and the Beneficial Ownership Regulation Act (as defined below).

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You acknowledge that certain prospective Lenders (such Lenders, “Public Lenders”; all other prospective Lenders, “Private Lenders”) may have personnel who do not wish to receive Private Lender Information (as defined below). You agree, at the request of the Lead Arranger, to assist (and to use commercially reasonable efforts, to the extent not in contravention of the Acquisition Agreement, to cause the Acquired Company to assist) in the preparation of a version of the Information Materials consisting exclusively of information and documentation that is either (a) publicly available or (b) not material with respect to the Company, the Acquired Company or their respective subsidiaries, or any securities of any of the foregoing, for purposes of United States Federal and state securities laws (all such information and documentation being “Public Lender Information”; and any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information”). Before distribution of any Information Materials, you agree to execute and deliver to the Lead Arranger a customary authorization letter in which you authorize distribution of the Information Materials to the prospective Lenders, which shall include a customary representation by you as to the accuracy of the Information Materials and, in the case of Information Materials intended to contain solely Public Lender Information, a representation that such Information Materials do not contain any Private Lender Information (and you will use commercially reasonable efforts to cause the Acquired Company to execute and deliver to the Lead Arranger a customary authorization letter containing such customary representation by the Acquired Company). You further agree that each document to be disseminated by the Lead Arranger to any prospective Lender in connection with the Bridge Facility will, at the request of the Lead Arranger, be identified by you as either (i) containing Private Lender Information or (ii) containing solely Public Lender Information. You acknowledge that the following documents may be distributed to Public Lenders (unless you notify the Lead Arranger promptly (including by e-mail) within a reasonable period of time prior to the intended distribution that any such document contains Private Lender Information (provided that such document has been provided to you for review a reasonable period of time prior thereto)): (A) drafts and final definitive documentation with respect to the Bridge Facility, (B) administrative materials prepared by the Lead Arranger or the Administrative Agent (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda) and (C) notification of changes in the terms of the Bridge Facility.

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To ensure an orderly and successful syndication of the Bridge Facility, prior to the Syndication Date the Company and its subsidiaries will not, and the Company will use commercially reasonable efforts (to the extent not in contravention of, and to the extent of your rights to do so under, the Acquisition Agreement) to ensure that the Acquired Company and its subsidiaries will not, in each case, without the prior written consent of the Lead Arranger (such consent not to be unreasonably withheld, conditioned or delayed), syndicate or issue, or announce the syndication or issuance of, any debt facility or any debt security of the Company, the Acquired Company or any of their respective subsidiaries, including any renewals or refinancings of any existing debt facility or debt security, in each case, that would reasonably be expected to materially impair the general syndication of the Bridge Facility as reasonably determined by the Lead Arranger, other than (a) the Bridge Facility, (b) the Permanent Financing, (c) borrowings under the Existing Credit Agreement and any amendment, amendment and restatement, refinancing or replacement thereof provided that (i) the aggregate commitments thereunder shall not exceed $1,250,000,000 and (ii) any such amendment, amendment and restatement, refinancing or replacement shall be arranged by the Lead Arranger in coordination with each other arranger thereunder, (d) any commercial paper issued in the ordinary course of business, (e) ordinary course capital leases and purchase money and equipment financings, (f) any refinancing of the Borrower’s 4.150% Senior Notes due 2023 (the “2023 Notes”), (g) borrowings under the Company’s uncommitted lines of credit and overdraft lines with Wells Fargo Bank, National Association, Bank of America, N.A., The Bank of Nova Scotia and Nordea Bank (each, an “Uncommitted Line of Credit”) (h) any other indebtedness the Net Cash Proceeds of which do not exceed US$100,000,000 in the aggregate.

Notwithstanding anything to the contrary contained in this Commitment Letter, (a) it is understood that the Commitment Parties’ commitments hereunder are not subject to or conditioned upon syndication of, or receipt of commitments in respect of, the Bridge Facility, and that none of the commencement or completion of the syndication of the Bridge Facility nor the obtaining of ratings as set forth above shall constitute a condition to the funding of the Bridge Facility on the Closing Date, (b) the Commitment Parties’ commitments hereunder and agreements to perform the services described herein are subject solely to the satisfaction or waiver of the conditions expressly set forth in Exhibit B hereto, (c) your obligations under this Commitment Letter to use commercially reasonable efforts to cause the Acquired Business or its management to take (or to refrain from taking) any action will not require you to take any action that is in contravention of the terms of the Acquisition Agreement and (d) notwithstanding our right to syndicate the Bridge Facility and to receive commitments with respect thereto, except (i) in respect of assignments of all or any portion of any Commitment Party’s commitment hereunder to a Permitted Lender that (A) is a lender party to the Existing Credit Agreement, (B) has been agreed to on or prior to the date hereof by the Company and the Lead Arranger in writing (including by email) to be a prospective Lender as part of the Syndication Plan or (C) is a commercial or investment bank that, in the case of this clause (C), at the time of such assignment or novation has corporate rating (however denominated) or senior unsecured, non-credit enhanced long-term indebtedness rating that is Investment Grade either from Moody’s or S&P (any person satisfying the requirements of clause (A), (B) or (C) above being referred to as a “Specified Permitted Lender”) or (ii) in respect of assignments between any Commitment Party and its affiliates as expressly provided in Section 9 hereof, (x) no Commitment Party shall be relieved, released or novated from its commitment hereunder in connection with the syndication of the Bridge Facility until after the funding of such Facility on the Closing Date has occurred, (y) no assignment or novation in connection with the syndication of the Bridge Facility shall become effective (as between the Company and any Commitment Party) with respect to all or any portion of any Commitment Party’s commitment hereunder until after the funding of such Facility on the Closing Date has occurred and (z) unless otherwise agreed to in writing by the Company, each Commitment Party shall retain control over all of its rights and obligations with respect to its commitment hereunder, including all rights with respect to consents, modifications, waivers and amendments hereof, until after the funding of the Bridge Facility on the Closing Date has occurred.

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4. Information. You hereby represent and warrant that (a) all written or formally presented information, and all information delivered to any of the Commitment Parties in writing or on due diligence calls in the course of our “due diligence” investigation of the Company, the Acquired Company and their respective subsidiaries and the Transactions, other than the Projections and other than information of a general economic or industry nature (the “Information”), that has been or will be made available to any of the Commitment Parties or the Lenders by or on behalf of you or any of your representatives or affiliates in connection with the transactions contemplated hereunder does not or will not, when furnished, taken as a whole (and after giving effect to all supplements thereto prior to the Closing Date) and together with your Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and all subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed by you with the SEC prior to the later of the Closing Date and the Syndication Date (in each case, other than any portion thereof under the heading “Risk Factors”, “Cautionary Forward-Looking Statements” and any similar cautionary disclosure or disclaimers), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made; provided that, with respect to any Information relating to the Acquired Company and its subsidiaries, the foregoing representation and warranty is made only to your knowledge; and (b) the Projections that have been or will be furnished to any of the Commitment Parties or the Lenders by or on behalf of you have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time the related Projections are so furnished (it being understood that the Projections are as to future events and are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results and such differences may be material). You agree that if, at any time prior to the later of the Closing Date and the Syndication Date, the representation and warranty in the preceding sentence would not be true and correct in all material respects if the Information or the Projections were being furnished at such time and such representation and warranty were being made, then you will promptly notify us and supplement the Information and the Projections so that such representation and warranty shall be so true and correct in all material respects. In structuring, syndicating and arranging the Bridge Facility, we will be entitled to use and rely primarily on the Information and the Projections without independent verification thereof, and you acknowledge and agree that we will have no obligation to conduct any independent evaluation or appraisal of your assets or liabilities or the assets or liabilities of the Acquired Company or any other person or to advise or opine on any solvency issues.

5. Fees. As consideration for Bank of America’s commitments hereunder and BofA’s agreements to perform the services described herein, you agree to pay the fees set forth in this Commitment Letter and in the bridge facility fee letter dated the date hereof (the “Fee Letter”) among BofA and you, in each case, as and when provided herein and therein.

6. Conditions Precedent. The Commitment Parties’ commitments hereunder and agreements to perform the services described herein are subject solely to the satisfaction or waiver of the conditions expressly set forth in Exhibit B hereto, it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of this Commitment Letter, the Fee Letter, the Bridge Credit Agreement or the accuracy of representations and warranties set forth herein or therein) other than those that are expressly set forth in Exhibit B hereto (and upon satisfaction or waiver of such conditions, the funding under the Bridge Facility on the Closing Date shall occur).

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7. Indemnification; Expenses. You agree (a) to indemnify and hold harmless each of us and our respective affiliates and the respective officers, directors, members, employees, agents, advisors, controlling persons and representatives of the foregoing (each, an “indemnified person”) from and against any and all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses, joint or several, to which any indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Bridge Facility, the use of the proceeds thereof, the Bridge Credit Agreement, the transactions contemplated hereby or thereby or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether based in contract, tort or any other theory, whether commenced by the Company, the Acquired Company, any of their respective affiliates or any other person and whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any reasonable and documented out-of-pocket legal or other expenses incurred in connection with investigating or defending any of the foregoing (which legal expenses shall be limited to one firm of counsel for all such indemnified persons, taken as a whole, and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such indemnified persons, taken as a whole, and, solely in the case of an actual or perceived conflict of interest, one additional counsel (and, if necessary, one additional local counsel in each appropriate jurisdiction) to the affected indemnified persons that are similarly situated, taken as a whole); provided that the foregoing indemnity and expense reimbursement will not, as to any indemnified person, apply to losses, claims, damages, liabilities or expenses to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction (i) to have resulted from the bad faith, willful misconduct or gross negligence of such indemnified person or (ii) to have arisen from a breach in bad faith of the funding obligations of such indemnified person under this Commitment Letter or the Bridge Credit Agreement; provided further that the foregoing indemnity will not apply to any claim, litigation, investigation or proceeding solely between or among indemnified persons (other than any claim, litigation, investigation or proceeding against any indemnified person in its capacity as the administrative agent, any other agent, an arranger, a bookrunner or similar role (in each case, acting in its capacity as such)) not arising from any act or omission by the Company or any of its affiliates (including its officers, directors, employees or controlling persons) and (b) regardless of whether the transactions or borrowings contemplated by this Commitment Letter are consummated, to reimburse each of us and our respective affiliates upon demand for all reasonable out-of-pocket expenses (including, without limitation, due diligence expenses, syndication expenses, travel expenses and reasonable fees, charges and disbursements of counsel) incurred in connection with the Bridge Facility and any related documentation (including, without limitation, the preparation of this Commitment Letter, the Fee Letter and the Bridge Credit Agreement) or the administration, amendment, modification or waiver thereof. You acknowledge and agree that the Information Materials and other materials relating to the Bridge Facility may be transmitted through SyndTrak, IntraLinks or similar electronic information transmission systems. No indemnified person shall be liable for (A) any damages arising from the use by others of any Information Materials or other materials obtained through electronic telecommunications or other information transmission systems (including the internet) except to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such indemnified person or its officers, directors, employees, agents, advisors, controlling persons or representatives, or (B) any special, indirect, consequential, exemplary or punitive damages in connection with this Commitment Letter, the Fee Letter, the Bridge Facility, the Bridge Credit Agreement or its activities related to any of the foregoing.

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8. Absence of Fiduciary Relationship; Sharing Information; Affiliate Activities. You acknowledge that each of us and our respective affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other entities that have or may have interests conflicting with your interests with respect to the transactions described herein and otherwise. We will not use confidential information obtained from you or your subsidiaries in the course of the transactions contemplated hereby (and not otherwise in our or any of our affiliates’ possession or publicly available) in connection with the performance by us of services for other companies, and we will not furnish any such information to other companies in the course of performing such services. You also acknowledge that we have no obligation to use in connection with the transactions contemplated hereby, or furnish to you, confidential information obtained by us or any of our affiliates from other persons.

You acknowledge and agree that each of us and any of our respective affiliates through which we may be acting will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter, the Fee Letter or any other document or in our communications or activities hereunder or thereunder will be deemed to create any advisory, fiduciary or agency relationship or any fiduciary or other implied duty between any of us, on the one hand, and you or your subsidiaries, affiliates or equityholders, on the other. You acknowledge and agree that (a) the financing transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions among us, on the one hand, and you, on the other hand, (b) in connection therewith and with the process leading to such transactions, each of us is acting solely as a principal and not as an agent or fiduciary of the Company, the Acquired Company, their respective subsidiaries or other affiliates, equityholders or any other person, and none of us has assumed (and will not be deemed on the basis of our communications or activities hereunder to have assumed) an advisory or fiduciary responsibility or, except as set forth in this Commitment Letter with respect to our obligations to the Company, any other obligation, in favor of the Company, the Acquired Company, their respective subsidiaries or other affiliates, equityholders or any other person (irrespective of whether any of us or any of our affiliates are concurrently providing other services to you) and (c) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto and have consulted your own legal and financial advisors to the extent you have deemed appropriate. You agree that you will not assert any claim against any Commitment Party based on an alleged breach of fiduciary duty by any Commitment Party in connection with any transaction contemplated by, based upon, arising out of or relating to this Commitment Letter. You further acknowledge and agree that no Commitment Party has provided any legal, accounting, regulatory or tax advice with respect to the Transactions and the other transactions contemplated by this Commitment Letter, and you have consulted with your own legal, accounting, regulatory and tax advisors to the extent you have deemed it appropriate to do so.

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You further agree that each of us, together with our respective affiliates, is a full service securities firm engaged in securities trading and brokerage activities as well as in providing investment banking and other financial services. In the ordinary course of business, each of us and our respective affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own account and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and your subsidiaries and other companies with which you or your subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any of us, any of our respective affiliates or any of our or their customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

You acknowledge that certain of the Commitment Parties are lenders under, the Existing Credit Agreement and your rights and obligations under any other agreement with any Commitment Party or any of its affiliates (including the Existing Credit Agreement) that currently exist or hereafter may exist are, and shall be, separate and distinct from the rights and obligations of the parties hereto under this Commitment Letter, and none of such rights and obligations under such other agreements shall be affected by any performance or lack of performance by any of the parties hereto of its obligations hereunder. You further acknowledge that each Commitment Party and its affiliates may currently or in the future participate in other debt or equity transactions on behalf of or render financial advisory services to you or other companies that may be involved in competing transactions. You hereby agree that each Commitment Party may render its services under this Commitment Letter notwithstanding any actual or potential conflict of interest presented by the foregoing, and you hereby waive any such claims based on any alleged conflict of interest in connection with the engagement contemplated hereby, on the one hand, and the exercise by any Commitment Party or its affiliates of any rights and duties under any credit or other agreement (including the Existing Credit Agreement), on the other hand. The terms of this paragraph shall survive the expiration or termination of this Commitment Letter.

9. Assignments; Amendments; Governing Law, Waiver of Jury Trial. No party to this Commitment Letter may assign this Commitment Letter or any commitments or agreements hereunder to any other person without the prior written consent of each of the other parties hereto (and any purported assignment without such consent will be null and void); provided that (a) each Commitment Party may assign its commitments and agreements hereunder, in whole or in part, (i) to any of its affiliates; provided that, no Commitment Party shall be released from the portion of its commitment hereunder so assigned to the extent such affiliate fails to fund the portion of the commitment assigned to it on the Closing Date notwithstanding the satisfaction or waiver of the conditions to such funding set forth herein, and (ii) to any additional Commitment Parties that become party to this Commitment Letter pursuant to the Joinder Documentation as provided for in Section 3 above, and upon any such assignment, such Commitment Party will (in the case of this clause (ii), only to the extent permitted in the last paragraph of Section 3 above) be released solely from that portion of its commitments and agreements that has been so assigned, (b) any Commitment Party’s agreements hereunder (other than the funding of its commitments) may be performed by or through its affiliates and (c) BofA Securities may, without notice to any other party hereto, assign its rights and obligations under this Commitment Letter or the Fee Letter to any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Commitment Letter.

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This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” and words of like import herein shall be deemed to include electronic signatures, digital copies of a signatory’s manual signature, and deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. This Commitment Letter and the Fee Letter are the only agreements that have been entered into by the parties hereto with respect to the Bridge Facility and set forth the entire understanding of the parties hereto with respect to such matters. This Commitment Letter is intended to be solely for the benefit of the parties hereto, and is not intended to confer any benefits upon, or create any rights in favor of or be enforceable by or at the request of, any person other than the parties hereto. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York; provided that the determination of whether the Acquisition has been consummated in all material respects in accordance with the terms of the Acquisition Agreement, in each case, will be governed by and construed in accordance with the internal laws of Germany applicable to agreements executed and performed entirely within such country without regard to conflicts of law principles of Germany or any other jurisdiction that would cause the laws of any jurisdiction other than Germany to apply.

Each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of any state or Federal court sitting in the City of New York, Borough of Manhattan, over any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, the performance of commitments and agreements hereunder or thereunder or the transactions contemplated hereby, and agrees, for itself and its affiliates, that any such suit, action or proceeding brought by it or any of its affiliates will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City of New York, Borough of Manhattan. Each of the parties hereto agrees that service of any process, summons, notice or document by registered mail addressed to it at its address set forth above shall be effective service of process for any such suit, action or proceeding brought in any such court. Each of the parties hereto irrevocably and unconditionally waives to the extent permitted by applicable law any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. Each of the parties hereto agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon it and may be enforced in any other courts to whose jurisdiction it is or may be subject, by suit upon judgment. You and we irrevocably agree to the extent permitted by applicable law to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party arising out of or relating to this Commitment Letter, the Fee Letter, the performance of commitments or agreements hereunder or thereunder or the transactions contemplated hereby.

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10. Confidentiality. You agree that you will not disclose, directly or indirectly, this Commitment Letter, the Fee Letter, the contents of any of the foregoing or the activities of any of us pursuant hereto or thereto to any person without the prior written approval of the Lead Arranger, except (a) on a confidential and need-to-know basis to your officers, directors, employees, agents, accountants, attorneys and other professional advisors and representatives (collectively, with respect to any person, such person’s “Representatives”) who have been advised of the confidential nature of such information and either are subject to customary confidentiality obligations of employment or professional practice or have agreed to treat such information confidentially in accordance with the terms of this paragraph (or provisions substantially similar to this paragraph), (b) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case you agree, to the extent permitted by law, to inform us promptly thereof and, if possible, in advance of such disclosure), (c) in the case of this Commitment Letter, the Fee Letter and their contents (provided that the Fee Letter is redacted in a customary manner reasonably satisfactory to the Lead Arranger), to the Acquired Company, so long as the Acquired Company shall have agreed to treat such information confidentially, and its Representatives who have been advised of the confidential nature of such information and either are subject to customary confidentiality obligations of employment or professional practice or have agreed to treat such information confidentially in accordance with the terms of this paragraph (or provisions substantially similar to this paragraph), (d) in the case of this Commitment Letter and its contents, (i) in any prospectus, offering memorandum, confidential information memorandum or other marketing materials relating to any debt financing or any equity offering, (ii) to the extent you reasonably determine that such disclosure is customary or advisable to comply with your obligations under securities and other applicable laws, in any public filing in connection with the Transactions or the financing thereof or (iii) in any proxy statement relating to the Acquisition, (e) in the case of the aggregate fee amounts contained in the Fee Letter, as part of projections, pro forma information or generic disclosure of aggregate sources and uses related to the Transactions (but without disclosing any specified fees or any other economic term set forth in any Fee Letter), in each case, to the extent customary or required in any prospectus, offering memorandum, confidential information memorandum or other marketing materials relating to any debt financing or equity offering or in any public filing or proxy statement relating to the Transactions, (f) to the extent such information becomes publicly available other than by reason of disclosure by you or your Representatives in violation of this paragraph, (g) the information contained in the Exhibits hereto, to Moody’s and S&P, on a confidential basis after consultation with the Lead Arranger, and (h) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter or the Fee Letter.

Notwithstanding anything herein to the contrary, the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Bridge Facility or the Permanent Financing and all materials of any kind (including opinions or other tax analyses) that are provided to the Company relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure will remain subject to the confidentiality provisions hereof (and the foregoing sentence will not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their respective affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax treatment” means U.S. federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Commitment Letter but does not include information relating to the identity of the parties hereto or any of their respective affiliates.

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Each of us shall use all confidential information provided to it by or on behalf of you hereunder solely for the purpose of providing the services that are the subject of this Commitment Letter and otherwise in connection with the Transactions and shall treat confidentially all such information, except in each case for information that was or becomes publicly available other than by reason of disclosure by us in violation of this paragraph or was or becomes available to any of us or any of our respective affiliates from a source that is not known by such person or such affiliate to be subject to a confidentiality obligation to you or to the extent such information is independently developed by any of us or our respective affiliates; provided, however, that nothing herein shall prevent any of us from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case each of us agrees, to the extent permitted by law, to inform you promptly thereof and, if possible, in advance of such disclosure), (b) upon the request or demand of any regulatory authority having or claiming to have jurisdiction over any of us or our respective affiliates (including, without limitation, in the course of inspections, examinations or inquiries by federal or state government agencies, regulatory agencies, self-regulatory agencies and rating agencies), in which case each of us agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent permitted by law, to inform you promptly thereof and, if possible, in advance of such disclosure, (c) on a confidential and need-to-know basis to our respective affiliates, and our and our respective affiliates’ Representatives who have been advised of the confidential nature of such information and either are subject to customary confidentiality obligations of employment or professional practice or have agreed to treat such information confidentially in accordance with the terms of this paragraph (or provisions substantially similar to this paragraph), (d) for purposes of establishing any defense available under state and federal securities laws, including, without limitation, a “due diligence” defense, or in connection with the exercise of any remedies hereunder or under any Fee Letter or any suit, action or proceeding relating to this Commitment Letter or the Fee Letter, (e) to prospective Lenders, participants or assignees and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Company, the Acquired Company, their respective subsidiaries or its or their obligations under the Bridge Facility or any other credit facility (or, in each case, any of their respective advisors), in each case, subject to the acknowledgement and acceptance by such prospective Lenders, participants, assignees, counterparties or advisors, as applicable, that such information is being provided on a confidential basis (on substantially the terms as set forth in this paragraph or as is otherwise reasonably acceptable to you and the Lead Arranger, including pursuant to the confidentiality terms set forth on the Confidential Information Memoranda or other Information Materials or in the Existing Credit Agreement) in accordance with the Lead Arranger’s standard syndication process or market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information, (f) to Moody’s and S&P, on a confidential basis, and (g) to market data collectors, similar service providers to the lending industry and service providers to any of the Commitment Parties and the Lenders in connection with the administration and management of the Bridge Facility, provided that such information is limited to the existence of this Commitment Letter and information about such Facility; provided further that, notwithstanding anything herein to the contrary, each of us and our respective affiliates may disclose any such information as and to the extent expressly permitted by the Existing Credit Agreement or any other written agreement relating to the Transactions entered into by the Company and the Lead Arranger. Our obligations under this paragraph shall be superseded by the confidentiality provisions of the definitive documentation for the Bridge Facility or, if such definitive documentation is not executed and delivered, will terminate on the date that is two years after the date hereof.

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11. PATRIOT Act Notification. We hereby notify you that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”)) and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), each of us and each of the other Lenders may be required to obtain, verify and record information that identifies you and your subsidiaries, which information may include your and their names and addresses, a certification regarding beneficial ownership of the Company (the “Beneficial Ownership Certification”) and other information that will allow each of us and the other Lenders to identify you and your subsidiaries in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective for each of us and the other Lenders.

12. Acceptance and Termination; Survival. The Commitment Parties’ commitments and agreements hereunder shall automatically terminate on the earliest to occur of, (a) the date on which the Bridge Credit Agreement has been executed by the parties thereto and has become effective, (b) 11:59 p.m., New York City time on July 10, 2023, (c) the date of the consummation of the Acquisition, effective immediately following such consummation, with or without the use of any portion of the Bridge Facility, and (d) the termination of the Acquisition Agreement in accordance with the terms thereof (and you hereby agree to notify us promptly thereof) (the earliest date in clauses (b) through (d) being referred to as the “Commitment Termination Date”).

The provisions set forth in Sections 3, 4, 5, 7, 8, 9 and 10 hereof and this paragraph and the provisions of the Fee Letter will remain in full force and effect regardless of whether the Bridge Credit Agreement is executed and delivered; provided, that, with respect to the Bridge Facility, (a) the provisions set forth under Section 7 shall be superseded, solely to the extent covered thereby, by the terms of the Bridge Credit Agreement upon the execution and delivery thereof by the parties thereto and (b) the third paragraph of Section 10 shall be superseded as described in such paragraph. The provisions set forth in Sections 5, 7, 8, 9 and 10 hereof and this paragraph and the provisions of the Fee Letter will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or the Commitment Parties’ commitments and agreements hereunder. Subject to the provisions of the preceding sentence, you may terminate the Commitment Parties’ commitments hereunder in respect of the Bridge Facility, in whole or in part (and, in the case of partial termination, on a pro rata basis as among the Commitment Parties based on the amount of their commitments in respect of such Facility), in each case upon written notice to the Commitment Parties at any time.

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Please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by signing and returning to BofA executed counterparts of this Commitment Letter and the Fee Letter, in each case, not later than 5:00 p.m., New York City time, on December 16, 2022. BofA’s offer hereunder, and BofA’s agreements to perform the services described herein, will expire automatically and without further action or notice and without further obligation to you at such time in the event that BofA has not received such executed counterparts in accordance with the immediately preceding sentence. This Commitment Letter will become a binding commitment of the Commitment Parties only after it has been duly executed and delivered by you in accordance with the first sentence of this paragraph.

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

by	/s/ Kurt Fuess
Name: Kurt Fuess Title: Vice President

BOFA SECURITIES, INC.

by	/s/ Jeffery P. Standish
Name: Jeffery P. Standish Title: Managing Director

[Project Trout Bridge Commitment Letter Signature Page]

Accepted and agreed as of the date first above written:

TRIMBLE INC.,

by	/s/ David G. Barnes
Name: David B. Barnes Title: Chief Financial Officer

[Project Trout Bridge Commitment Letter Signature Page]

EXHIBIT A

CONFIDENTIAL

Project Trout

364-Day Senior Unsecured Bridge Facility

Summary of Principal Terms and Conditions

Capitalized terms used but not defined in this Exhibit A have the meanings given to them in the Commitment Letter to which this Exhibit A is attached.

Company:	Trimble Inc., a Delaware corporation (the “Company”).

Administrative Agent:	Bank of America, N.A. (“Bank of America”) will act as sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for a syndicate of banks, financial institutions and other institutional lenders (together with Bank of America, the “Lenders”), and will perform the duties customarily associated with such role.

Sole Lead Arranger and Sole Bookrunner:	BofA Securities, Inc. will act as sole lead arranger and sole bookrunner for the Bridge Facility (in such capacities, the “Lead Arranger”), and will perform the duties customarily associated with such roles.

Facility:	A senior unsecured bridge loan facility consisting of (a) a tranche in an aggregate principal amount of up to €1,380,000,000 (the “Tranche A”) and (b) a tranche in an aggregate principal amount of up to €500,000,000 (the “Tranche B”, and together with Tranche A, the “Bridge Facility”), in each case, as such amount may be reduced pursuant to the “Mandatory Commitment Reductions/Prepayments” section below. Bridge Loans will be available, at the option of the Company, in Euro or U.S. dollars.

Purpose:	The proceeds of the loans under the Bridge Facility, together with the proceeds of the Permanent Financing and cash on hand of the Company, will be used by the Company solely (a) to pay the consideration for the Acquisition, (b) to repay indebtedness of the Acquired Company and its subsidiaries and (c) to pay fees and expenses incurred in connection with the Transactions.

Closing Date:	The date, on or before the Commitment Termination Date, on which the borrowing under the Bridge Facility is made and the Acquisition is consummated.

Availability:	The Bridge Facility will be available in a single drawing in Euros on the Closing Date. Amounts borrowed under the Bridge Facility that are repaid or prepaid may not be reborrowed. Any loans made under the Bridge Facility are referred to herein as the “Bridge Loans”.

Interest Rates and Fees:	As set forth on Schedule I hereto.

Final Maturity and Amortization:	The Bridge Facility will mature on the date that is 364 days after the Closing Date and will not require interim scheduled amortization.

Voluntary Commitment Reductions/Prepayments:	Voluntary reductions of the unutilized portion of the commitments under the Bridge Facility and prepayments of borrowings thereunder will be permitted at any time, in minimum principal amounts to be agreed by the Company and the Lead Arranger, and will be without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of EURIBOR borrowings or Term SOFR borrowings other than on the last day of the relevant interest period.

Mandatory Commitment Reductions/Prepayments:	On or prior to the Closing Date, the aggregate commitments in respect of the Bridge Facility under the Commitment Letter or under the Bridge Credit Agreement (as defined below), as applicable, shall be automatically permanently reduced and, after the funding of the Bridge Facility on the Closing Date, loans under the Bridge Facility shall be prepaid, in each case, by the following amounts:

(a) 100% of the committed amount of any Qualifying Loan Facility (as defined below);

(b) without duplication of clause (a) above, 100% of the Net Cash Proceeds (as defined below) received by the Company or any of its subsidiaries after the date of the Commitment Letter from the issuance or other incurrence of debt securities (including any debt securities convertible or exchangeable into equity securities or hybrid debt-equity securities) or any other incurrence of debt for borrowed money, other than (i) any intercompany debt of the Company or any of its subsidiaries, (ii) borrowings under the Existing Credit Agreement (as it may be amended, amended and restated, refinanced, or replaced), except to the extent constituting a Qualifying Loan Facility; provided that the aggregate principal amount of indebtedness outstanding under the Existing Credit Agreement does not exceed $1,250,000,000, (iii) any commercial paper issued in the ordinary course of business, (iv) ordinary course capital leases, purchase money and equipment financings, (v) any refinancing of the 2023 Notes (vi) borrowings under any Uncommitted Line of Credit (to the extent that the proceeds of such borrowings are used in the ordinary course of business and not for the purpose of providing financing for the Acquisition), and (vii) any other indebtedness (other than for the purpose of financing the Acquisition) the Net Cash Proceeds of which do not exceed US$100,000,000 in the aggregate;

(c) 100% of the Net Cash Proceeds received by the Company after the date of the Commitment Letter from the issuance of any Equity Securities by the Company, other than (i) issuances pursuant to any employee equity compensation plan or agreement or other employee equity compensation arrangement, any employee benefit plan or agreement or other employee benefit arrangement or any nonemployee director equity compensation plan or agreement or other non-employee director equity compensation arrangement or pursuant to the exercise or vesting of any employee or director stock options, restricted stock or restricted stock units, warrants or other equity awards or pursuant to dividend reinvestment programs and (ii) securities or interests issued or transferred directly (and not constituting cash proceeds of any issuance of such securities or interests) as consideration for the Acquisition or in connection with any other acquisition, divestiture or joint venture arrangement); and

(d) 100% of the Net Cash Proceeds received by the Company or any of its subsidiaries after the date of the Commitment Letter from the sale or other disposition of any property or assets of the Company or any of its subsidiaries outside the ordinary course of business, including sales or issuances of equity interests in any subsidiary of the Company, other than (i) sales, issuances and other dispositions between or among the Company and its subsidiaries, (ii) the unwinding of hedging arrangements, (iii) dispositions of accounts receivable and related assets, (iv) sales and other dispositions of minority equity interests owned by the Company or its subsidiaries, (v) sales or issuances of director’s qualifying shares and/or other nominal amounts required to be held by the Company or its subsidiaries pursuant to applicable law, and (vi) sales and other dispositions the Net Cash Proceeds of which do not exceed US$50,000,000 in any transaction or series of related transactions (it being also understood that any casualty loss or damage to, or any condemnation of, any property or asset of the Company or any of its subsidiaries shall not be subject to this clause (d)); provided that if the Company shall have given written notice to the Lead Arranger or, after the Closing Date, the Administrative Agent, that the Company or its subsidiaries intend to reinvest such Net Cash Proceeds within 180 days of receipt thereof in noncurrent assets to be used in the business of the Company and/or its subsidiaries, such Net Cash Proceeds (or the portion thereof specified in such notice) shall not be subject to this clause (d), except if such Net Cash Proceeds are not so reinvested by the end of such 180-day period, in which case the portion thereof not so reinvested shall then be subject to the provisions of this clause (d); provided further that no Net Cash Proceeds that would otherwise be subject to the provisions of this clause (d) shall be subject to such provisions until the aggregate amount of all such Net Cash Proceeds shall equal US$100,000,000, and then only the portion in excess of US$100,000,000 shall be subject to such provisions.

All mandatory prepayments or commitment reductions pursuant to the above shall be allocated as follows: (i) in respect of any mandatory prepayment or commitment reduction made pursuant to clauses (a) (excluding as a result of the Amendment), (b) or (c) above, first to Tranche A and, if such allocation results in Tranche A being reduced to €0, then second to Tranche B, (ii) in respect of any mandatory prepayment or commitment reduction made pursuant to clause (d) above, pro rata to Tranche A and Tranche B and (iii) in respect of any commitment reduction pursuant to clause (a) resulting from the effectiveness of the Amendment, solely to Tranche B (such that upon effectiveness of the Amendment, to the extent constituting a Qualifying Loan Facility, Tranche B of the Bridge Facility shall be automatically reduced to €0).

“Qualifying Loan Facility” shall mean any term loan facility and any amendment to any existing credit agreement that is entered into by the Company or any of its subsidiaries for the stated purpose of providing financing for the Acquisition (for the avoidance of doubt, including the Permanent Term Loan Financing and the Amendment), provided that the definitive credit or similar agreement or amendment with respect thereto has become effective and the conditions precedent to funding thereunder are no less favorable to the Company (or other borrower thereunder) or are more favorable to the Company (or other borrower thereunder) than the conditions set forth herein to the funding of the Bridge Facility, as determined in good faith by the Company and notified to the Arranger upon the effectiveness thereof.

“Net Cash Proceeds” shall mean:

(a) with respect to the incurrence of indebtedness, the excess of (i) cash actually received (including in escrow) by the Company or any of its subsidiaries in connection with such incurrence over (ii) the underwriting or issuance discounts, commissions, fees and other reasonable expenses incurred by the Company or any of its subsidiaries in connection with such incurrence;

(b) with respect to the issuance of any equity securities of the Company, the excess of (i) the cash actually received (including in escrow) by the Company in connection with such issuance over (ii) the underwriting or issuance discounts, commissions, fees and other reasonable expenses incurred by the Company in connection with such issuance; and

(c) with respect to a sale or other disposition of any property or assets of the Company or any of its subsidiaries, the excess, if any, of (i) the cash actually received by the Company or its subsidiaries in connection therewith (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) payments made to retire any indebtedness that is secured by such asset and that is required to be repaid in connection with the sale or other disposition thereof, (B) the reasonable fees and expenses incurred by the Company or any of its subsidiaries in connection therewith (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith), (C) taxes reasonably estimated to be payable in connection with such transaction (including without limitation sales, use and other transfer taxes, deed or mortgage recording taxes) and (D) the amount of reserves established by the Company or any of its subsidiaries in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such property or assets in accordance with applicable generally accepted accounting principles, provided that if the amount of such reserves exceeds the required amount thereof, then such excess, upon the determination thereof, shall then constitute Net Cash Proceeds.

Notwithstanding the foregoing, no mandatory prepayment of the Facility will be required in respect of any Net Cash Proceeds received by any foreign subsidiary of the Company from any incurrence of indebtedness or sale or other disposition of property or assets by such subsidiary to the extent the repatriation of (or requirement to repatriate) such Net Cash Proceeds, or otherwise using such Net Cash Proceeds to prepay loans under the Bridge Facility, would result in adverse tax consequences to the Company and its subsidiaries, as reasonably determined by the Company.

For purposes of determining the amount of any required prepayment or commitment reduction or prepayment of loans under the Bridge Facility, the Euro equivalent of any Net Cash Proceeds or, in the case of a Qualifying Loan Facility, commitments denominated in a currency other than Euros will be determined based on exchange rates prevailing at the time of receipt by the Company or its subsidiaries of such Net Cash Proceeds or such commitments.

Any required commitment reduction resulting from any of the foregoing shall be effective on the same day as such Net Cash Proceeds are actually received or, in the case of any Qualifying Loan Facility, the date of effectiveness of the definitive credit or similar agreement with respect thereto. Any required prepayment of loans resulting from any of the foregoing shall be made on or prior to the fifth business day after such Net Cash Proceeds are received.

All required commitment reductions and prepayments of loans under the Bridge Facility will be made without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of EURIBOR borrowings or Term SOFR borrowings other than on the last day of the relevant interest period, and will be applied ratably to the commitments or loans of each Lender.

Documentation:	The Bridge Facility will be documented pursuant to a credit agreement (the “Bridge Credit Agreement”), which will incorporate the terms contained herein (subject to the “market flex” provisions set forth in the Bridge Facility Fee Letter) and otherwise be mutually satisfactory to the Company and the Lead Arranger, it being agreed that representations and warranties, covenants and events of default in the Bridge Credit Agreement shall be substantially the same as, except as modified by the terms contained herein, those in the Credit Agreement dated as of March 24, 2022 (the “Existing Credit Agreement”), among the Company, the subsidiary borrowers thereunder, the lenders party thereto and Bank of America, N.A., as administrative agent (for purposes of this Exhibit A, as in effect on the date of the Commitment Letter). The Bridge Credit Agreement will contain only those conditions to borrowing set forth in Exhibit B, and mandatory commitment reductions or prepayments, representations, warranties, covenants and events of default expressly set forth in this Exhibit A and will be subject in all respects to the Funds Certain Provisions. The principles set forth in this paragraph are referred to as the “Bridge Documentation Principles”.

Representations and Warranties:	Subject to the Bridge Documentation Principles, substantially the same as those in the Existing Credit Agreement, to be made solely on the Closing Date (it being understood that the representations and warranties made on the Closing Date will cover the Acquired Company and its subsidiaries), consisting of: organization; corporate powers; authorization and validity; no conflict; government consent; financial statements; since December 31, 2021, absence of a Material Adverse Effect (to be defined in accordance with the Bridge Documentation Principles); taxes; litigation and contingent obligations; employee benefits; labor matters; accuracy of information (subject to the incorporation of, or disclosures made under, the Company’s filings with the SEC prior to the Closing Date in a manner consistent with Section 4 of the Commitment Letter); margin stock regulations (including in respect of the use of proceeds); compliance with laws; ownership of properties, Investment Company Act status; environmental matters; insurance; use of proceeds; solvency as of the Closing Date of the Company and its subsidiaries on a consolidated basis after giving effect to the Transactions (solvency to be defined in a manner consistent with Exhibit C to the Commitment Letter); no EEA financial institutions; and anti-corruption laws, anti-money laundering laws and sanctions.

The failure of any representation or warranty (other than the Specified Representations (as defined in Exhibit B to the Commitment Letter)) to be true and correct on the Closing Date will not constitute the failure of a condition precedent to the funding of the Bridge Facility on the Closing Date.

Notwithstanding anything herein to the contrary, during the period from the Closing Date until the date that is 30 days after the Closing Date (the “Clean-Up Period”), any breach of a representation or warranty (other than a Specified Representation) arising solely by reason of any matter or circumstance relating to the Acquired Company and its subsidiaries will be deemed not to be a breach of a representation or warranty if, and for so long as, the circumstances giving rise to the relevant breach of representation or warranty: (a) are capable of being remedied within the Clean-Up Period and the Company and its subsidiaries are taking appropriate steps to remedy such breach, (b) do not have and would not be reasonably likely to have a Material Adverse Effect and (c) were not procured by or approved by the Company or any of its subsidiaries immediately prior to the Closing Date. If the relevant circumstances are continuing on or after the expiry of the Clean-Up Period, there shall be a breach of representation or warranty, notwithstanding the immediately preceding sentence (and without prejudice to the rights and remedies of the Administrative Agent and the Lenders).

Conditions Precedent to Borrowing:	The borrowing under the Bridge Facility will be subject solely to the satisfaction or waiver of the conditions precedent set forth in Exhibit B to the Commitment Letter.

Affirmative Covenants:	Subject to the Bridge Documentation Principles, substantially the same as those in the Existing Credit Agreement, consisting of: delivery of financial statements, compliance certificates and other information; notices of default and material litigation; maintenance of corporate existence, etc.; corporate powers and conduct of business; compliance with laws, etc., including compliance with anti-corruption laws, anti-money laundering laws and sanctions; payment of taxes and claims; maintenance of insurance; inspection or property; books and records; discussions; maintenance of property; and use of proceeds.

Negative Covenants:	Subject to the Bridge Documentation Principles, substantially the same as those in the Existing Credit Agreement, consisting of: limitations on liens and securitization transactions; limitations on indebtedness of subsidiaries; limitations on sale-leaseback transactions; conduct of business; limitations on mergers and other fundamental changes; and margin regulations.

Financial Covenants:	The Company shall maintain, as of the end of each fiscal quarter, an Interest Coverage Ratio (as defined in the Existing Credit Agreement) for the four fiscal quarters then ended of not less than 3.50 to 1.00.

The Company shall, at the end of each fiscal quarter, maintain a Leverage Ratio (as defined in the Existing Credit Agreement) of not greater than 4.25 to 1.00.

Events of Default:	Subject to the Bridge Documentation Principles, substantially the same as those in the Existing Credit Agreement, consisting of: nonpayment of principal when due; nonpayment of interest or fees or other amounts within five business days of becoming due; violation of covenants (following 30 days’ cure period for certain affirmative covenants as provided in the Existing Credit Agreement); material inaccuracy of any representation or warranty made or deemed made by the Company (subject to the provisions of the final paragraph set forth under the caption “Representations and Warranties” above); cross-payment default, cross-acceleration and, subject to the limitations set forth in the Existing Credit Agreement, cross-default to indebtedness in excess of US$200,000,000; bankruptcy and insolvency events; monetary judgments in excess of US$200,000,000; dissolution; certain ERISA events; and Change of Control (as defined in the Existing Credit Agreement).

Most Favored Nation:	The Bridge Credit Agreement will contain a “most favored nation” provision in respect of the definitive documentation for the Permanent Term Loan Financing or the Amendment (or any other term loan facility) if the definitive documentation therefor contains a subsidiary guarantee requirement, restrictive covenant, financial covenant or event of default that is not set forth in the Bridge Credit Agreement (or that is more restrictive or more favorable to the lenders than the corresponding provision, covenant or event of default set forth in the Bridge Credit Agreement), pursuant to which such subsidiary guarantee requirement, restrictive covenants, financial covenants and events of default shall be deemed to be incorporated by reference into the Bridge Credit Agreement.

Voting:	Amendments and waivers of the Bridge Credit Agreement will require the approval of Lenders holding not less than a majority of the aggregate amount of the commitments or loans under the Bridge Facility (the “Required Lenders”); provided that (a) the consent of each Lender directly adversely affected thereby will be required with respect to customary matters, including (i) reductions in the amount or extensions of the scheduled date for the payment (but not of any required prepayment) of principal of any loan, (ii) reductions in interest rates or fees or extensions of the scheduled dates for payment thereof, (iii) increases in the amounts or extensions of the scheduled expiration date of the Lenders’ commitments and (iv) extensions of scheduled maturities or times for payment of the Bridge Loans, commitments, fees, interest, or other amounts due to such Lender and (b) the consent of 100% of the Lenders will be required with respect to (i) modifications to the pro rata provisions or rights of set-off of the Bridge Credit Agreement and (ii) modifications to any of the voting percentages; provided further that no amendment or waiver shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent.

In connection with any waiver or amendment that requires the consent of all the Lenders or all affected Lenders and that has been approved by the Required Lenders, the Company shall have the right to replace any non-consenting Lender.

Notwithstanding the foregoing, amendments and waivers that affect the Lenders under the Tranche A or Tranche B adversely vis-a-vis the other tranche will require the consent of Lenders holding more than 50% of the aggregate commitments or loans, as applicable, under such adversely affected tranche.

Cost and Yield Protection:	The Bridge Credit Agreement will contain customary provisions (a) protecting the Administrative Agent and the Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and capital or liquidity requirements (or their interpretation), illegality, unavailability and other requirements of law (including reserves with respect to liabilities or assets consisting of or including “Eurocurrency Liabilities”) and from the imposition of or changes in certain taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a EURIBOR loan or Term SOFR loan on a day other than the last day of an interest period with respect thereto. For all purposes of the Bridge Credit Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall be deemed introduced or adopted after the date of the Bridge Credit Agreement. The Bridge Credit Agreement will provide that all payments are to be made free and clear of taxes (with customary exceptions).

Defaulting Lenders:	The Bridge Credit Agreement will contain customary provisions with respect to Defaulting Lenders.

Assignments and Participations:	The Lenders may assign all or, in an amount of not less than €5,000,000, any part of, their respective commitments or loans to one or more eligible assignees, subject to the prior written consent of (a) the Administrative Agent and (b) except (i) with respect to assignments made to any Specified Permitted Lender or (ii) after the Closing Date, when an event of default has occurred and is continuing, the Company, each such consent not to be unreasonably withheld, delayed or conditioned; provided that, after the Closing Date, assignments made to a Lender or an affiliate or approved fund of a Lender will not be subject to the above consent requirements. The Company’s consent shall be deemed to have been given if the Company has not responded within 10 business days of a written request for an assignment. Upon such assignment, the assignee will become a Lender for all purposes under the Bridge Credit Agreement. A US$3,500 processing fee will be required in connection with any such assignment. The Lenders will also have the right to sell participations without restriction (other than to natural persons and the Company and its subsidiaries and affiliates), subject to customary limitations on voting rights, in their respective shares of the Bridge Loans.

Expenses and Indemnification:	Subject to the Bridge Documentation Principles, substantially the same as those in the Existing Credit Agreement.

Bail-in Provisions:	The Bridge Credit Agreement will include customary “Bail-In” provisions, as updated to provide for all affected financial institutions.

Erroneous Payments:	The Bridge Credit Agreement will contain provisions with respect to erroneous payments on terms customary for the Administrative Agent.

Governing Law and Forum:	The Bridge Credit Agreement will provide that the parties thereto will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York sitting in the Borough of Manhattan and will waive any right to trial by jury. New York law will govern the Bridge Credit Agreement; provided that the determination of whether the Acquisition has been consummated in all material respects in accordance with the terms of the Acquisition Agreement, in each case, will be governed by and construed in accordance with the internal laws of Germany applicable to agreements executed and performed entirely within such country without regard to conflicts of law principles of Germany or any other jurisdiction that would cause the laws of any jurisdiction other than Germany to apply.

Counsel to the Administrative Agent and the Lead Arranger:	Davis Polk & Wardwell LLP.

SCHEDULE I TO EXHIBIT A

CONFIDENTIAL

Interest Rates:	Interest will accrue at a rate per annum equal to (i) if Bridge Loans are denominated in Euros, EURIBOR plus the Applicable Margin or (ii) if Bridge Loans are denominated in U.S. dollars, at the option of the Company, (a) Term SOFR, plus the Term SOFR Adjustment, plus the Applicable Margin or (b) the ABR plus the Applicable Margin.

The Company may elect interest periods of 1, 3 or 6 months for EURIBOR and Term SOFR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans when determined on the basis of the Prime Rate) and interest shall be payable at the end of each interest period and upon any prepayment or repayment on the amount prepaid or repaid.

Interest on overdue amounts will accrue at the rates otherwise applicable plus 2% per annum.

“EURIBOR”, “Term SOFR” and “ABR” shall have meanings customary and appropriate for financings of this type (and in any event shall not be less than 0%).

“Term SOFR Adjustment” means 0.10%.

“Applicable Margin” shall mean the Pricing Grid set forth below.

The Bridge Credit Agreement shall contain “hardwire” benchmark replacement provisions on terms customary for the Administrative Agent.

Duration Fees:	The Company will pay a fee (the “Duration Fee”) to each Lender on each date set forth in the grid below in an amount equal to the percentage, determined in accordance with the grid below, of the principal amount of the Bridge Loan of such Lender outstanding at the close of business, New York City time, on such date:

Duration Fees
90 days after the Closing Date	180 days after the Closing Date	270 days after the Closing Date
0.50%	0.75%	1.00%

provided, that if the Closing Date occurs during the period beginning on December 15, 2022 and ending on the date that is 15 business days following the date upon which the financial statements for the fiscal year ended December 31, 2022 are delivered (such period, the “Blackout Period”, and the first business day after the end of the Blackout Period, the “Post-Filing Date”), the Duration Fee will be paid on each date set forth in the grid below in an amount equal to the percentage, determined in accordance with the grid below, of the principal amount of the Bridge Loan of such Lender outstanding at the close of business, New York City time, on such date:

Duration Fees
Later of (i) 90 days after the Closing Date and (ii) 30 days after the Post-Filing Date	Later of (i) 180 days after the Closing Date and (ii) 120 days after the Post-Filing Date	Later of (i) 270 days after the Closing Date and (ii) 210 days after the Post-Filing Date
0.50%	0.75%	1.00%

Ticking Fees:	The Company will pay ticking fees to each Lender at a rate of 0.175% on the daily maximum aggregate amount of the commitments in respect of the Bridge Facility, accruing during the period (such period, the “Ticking Fee Accrual Period”) from (i) the 90th day following the date of the Commitment Letter to but excluding (ii) the earlier of (A) the Closing Date and (B) the date of termination of the Bridge Facility commitments, earned and due and payable on the last day of the Ticking Fee Accrual Period (provided that such ticking fees shall not accrue in duplication of the ticking fees set forth in the Fee Letter).

A-2

Project Trout

364-Day Senior Unsecured Bridge Facility

Pricing Grid

Pricing Category	Applicable Ratings (Moody’s/S&P)	Applicable Margin EURIBOR Loans and Term SOFR Loans (percent per annum)	Applicable Margin ABR Loans (percent per annum)
Category 1	> Baa1/BBB+	1.250%	0.250%
Category 2	Baa1/BBB+	1.375%	0.375%
Category 3	Baa2/BBB	1.500%	0.500%
Category 4	Baa3/BBB-	1.625%	0.625%
Category 5	Ba1/BB+	1.875%	0.875%
Category 6	< Ba1/BB+	2.125%	1.125%

The Applicable Margin will increase, in each Pricing Category, by 0.25% per annum on each of the 90th, 180th and 270th day after the Closing Date.

For purposes of the foregoing, (a) if the Applicable Ratings assigned by Moody’s and S&P shall fall within different Pricing Categories, the applicable Pricing Category shall be the Pricing Category in which the higher of the Applicable Ratings shall fall unless the Applicable Ratings differ by two or more Pricing Categories, in which case the applicable Pricing Category shall be the Pricing Category one level below that corresponding to the higher Applicable Rating, (b) if either Moody’s or S&P shall not have an Applicable Rating in effect (other than by reason of the circumstances referred to in the last sentence of this paragraph), such rating agency shall be deemed to have an Applicable Rating in Pricing Category 6, and (c) if any Applicable Rating shall be changed (other than as a result of a change in the rating system of the applicable rating agency), such change shall be effective on the fifth business day following the date on which it is first announced by the applicable rating agency making such change. If the rating system of either Moody’s or S&P shall change, or if such rating agency shall cease to be in the business of rating corporate debt obligations and corporate credit, the Company and the Required Lenders shall negotiate in good faith to amend this Pricing Grid to reflect such changed rating system or the unavailability of Applicable Ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rating used to determine the Applicable Margin shall be deemed to be that most recently in effect from such rating agency prior to such change or cessation.

“Applicable Ratings” means, with respect to Moody’s or S&P, the Senior Unsecured Rating established by such rating agency.

“Investment Grade” means (a) with respect to S&P, a rating of BBB- or higher and (b) with respect to Moody’s, a rating of Baa3 or higher.

“Senior Unsecured Rating” means, with respect to S&P or Moody’s, a rating by such rating agency of the Company’s senior unsecured non-credit enhanced long-term indebtedness for borrowed money.

A-2

EXHIBIT B

CONFIDENTIAL

Project Trout

364-Day Senior Unsecured Bridge Facility

Summary of Conditions Precedent

Capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit B is attached.

The borrowing under the Bridge Facility, on the Closing Date shall be subject to the following conditions precedent:

1. The Acquisition shall have been (or, substantially concurrently with the funding under the Bridge Facility, shall be) consummated in all material respects in accordance with the terms of the Acquisition Agreement, as may from time to time be amended, restated, amended and restated, supplemented or otherwise modified; provided that the Acquisition Agreement shall not have been amended or modified in any respect, or any provision or condition therein waived, or any consent granted thereunder (directly or indirectly), by the Company or any of its subsidiaries, if such amendment, modification, waiver or consent would be material and adverse to the interests of the Lenders or the Lead Arranger (in their capacities as such) without the Lead Arranger’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned), it being understood and agreed that (a) any reduction to the purchase price, when taken together with all prior reductions after the date hereof, of less than 10% in the original consideration for the Acquisition will be deemed not to be (and any such reduction of 10% or more will be deemed to be) material and adverse to the interests of the Lenders or the Lead Arranger (it being agreed that the Bank Repayment Amount (as defined in the Acquisition Agreement) and the Notified Leakage Amount (as defined in the Acquisition Agreement) do not constitute a decrease to the purchase price), provided, in the case of any such reduction of less than 10%, that the aggregate principal amount of the Bridge Facility shall (to the extent such reduction is with respect to the cash consideration) have been reduced on a dollar-for-dollar basis and (b) any increase to the purchase price in respect of the Acquisition (it being agreed that the Additional Consideration (as defined in the Acquisition Agreement) and the Pre-Closing Collected Outstanding Receivables (as defined in the Acquisition Agreement”) do not constitute an increase to the purchase price) will be deemed not to be material and adverse to interests of the Lenders, so long as, when taken together with all prior increases, either (i) such increase is of less than 10% of the original consideration for the Acquisition or (ii) in the event of any increase of 10% or more, such increase in excess of 10% is funded with common equity of the Company.

2. The Lead Arranger shall have received (a) audited consolidated balance sheets and related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows of the Company, prepared in accordance with U.S. GAAP, for the three most recent fiscal years that shall have been completed at least 60 days prior to the Closing Date, and (b) unaudited condensed consolidated balance sheets and related condensed consolidated statements of income, comprehensive income, and cash flows of the Company, prepared in accordance with U.S. GAAP, for each fiscal quarter (other than the fourth fiscal quarter) ended after the date of the most recent balance sheet delivered pursuant to clause (a) above and at least 40 days prior to the Closing Date. The financial statements delivered in respect of each of clauses (a) through (b) shall be prepared in a form consistent with the requirements of Regulation S-X. The Lead Arranger hereby acknowledges that the Company’s public filing with the SEC of any required financial statements will satisfy the applicable requirements of this paragraph, provided that a subsequent Form 8-K, Item 4.02 has not been filed with respect to the financial statements included therein. It is understood and agreed that the Lead Arranger has received prior to the date of this Commitment Letter (i) audited consolidated balance sheets and related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows of the Company, prepared in accordance with U.S. GAAP, for each of the fiscal years of the Company ended December 31, 2021, December 31, 2020, and December 31, 2019, and (ii) unaudited consolidated balance sheets and related consolidated statements of income and comprehensive income, shareholders’ equity and cash flows of the Company, prepared in accordance with U.S. GAAP for the fiscal quarter of the Company ended September 30, 2022.

3. The Lead Arranger shall have received (a) a customary legal opinion from counsel to the Company, (b) customary corporate (or other organizational) resolutions from the Company approving the Bridge Financing, a customary secretary’s certificate from the Company appending such resolutions, the Company’s charter documents, a good standing certificate with respect to the Company from the Secretary of State of Delaware and a customary incumbency certificate, (c) a customary officer’s certificate as to the satisfaction of the closing conditions set forth in Sections 1 and 4 of this Exhibit B and as to the aggregate amount of any reductions in the commitments under the Bridge Facility occurring as set forth under the “Mandatory Commitment Reductions/Prepayments” section in Exhibit A to the Commitment Letter, together with a reasonably detailed calculation thereof), and (d) a customary notice of borrowing (which shall not contain any representations or warranties).

4. At the time of and upon giving effect to the borrowing and application of the loans under the Bridge Facility on the Closing Date, (a) the Specified Representations (as defined below) shall be true and correct in all material respects (without duplication of any materiality qualifier set forth therein) as of the Closing Date and (b) there shall not exist any event of default under the Bridge Credit Agreement relating to (i) non-payment of amounts due under the Bridge Facility, (ii) bankruptcy or insolvency events in respect of the Company or (iii) failure to comply with the mergers and other fundamental changes covenant set forth in the Bridge Credit Agreement.

5. Subject to the Funds Certain Provisions (as defined below), the execution and delivery by the Company of the Bridge Credit Agreement that is substantially consistent with the terms of the Commitment Letter.

6. The Company shall have paid all fees, expenses and other amounts payable by it on or prior to the Closing Date under the Commitment Letter and the Fee Letter on or prior to the Closing Date (in the case of expenses and other amounts, to the extent invoiced at least two business days prior to the Closing Date).

7. The Arrangers shall have received a certificate in the form of Exhibit C to the Commitment Letter from the Company executed by its chief financial officer (or other officer with reasonably equivalent duties), certifying that the Company and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.

B-2

Notwithstanding anything in the Commitment Letter, the Fee Letter, the Bridge Credit Agreement, the Credit Documentation (as defined below) or any other agreement or undertaking relating to the Bridge Facility to the contrary, (a) the only representations and warranties relating to the Company and its subsidiaries or the Acquired Company and its subsidiaries the accuracy of which shall be a condition to the funding of the Bridge Facility on the Closing Date shall be the Specified Representations and (b) the terms of the Bridge Credit Agreement and any other definitive documentation for the Bridge Facility (the “Credit Documentation”), to the extent not expressly set forth in this Exhibit B to the Commitment Letter, shall be in a form such that they do not impair the funding of the Bridge Facility on the Closing Date if the conditions expressly set forth in this Exhibit B are satisfied. For purposes hereof, “Specified Representations” means the representations and warranties of the Company set forth in the Bridge Credit Agreement relating to organization and existence of the Company; corporate power and authorization by the Company to enter into the Bridge Credit Agreement; due execution and delivery by the Company of the Bridge Credit Agreement and enforceability of the Bridge Credit Agreement against the Company; no conflict of the Bridge Credit Agreement and the transactions thereunder with the Company’s charter or by-laws or agreements in respect of indebtedness of the Company and its subsidiaries in an aggregate principal amount outstanding or committed under any such agreement in excess of US$200,000,000 (determined on a pro forma basis after giving effect to the Transactions); solvency as of the Closing Date of the Company and its subsidiaries on a consolidated basis after giving effect to the Transactions (solvency to be defined in a manner consistent with Exhibit C to the Commitment Letter); margin stock regulations; Investment Company Act status; and the use of proceeds on the Closing Date not violating any applicable anti-corruption laws, anti-money laundering laws and sanctions. The provisions of this paragraph are referred to as the “Funds Certain Provisions”.

B-3

EXHIBIT C

CONFIDENTIAL

SOLVENCY CERTIFICATE

This Certificate (this “Certificate”) is being delivered pursuant to Section [ ] of the Credit Agreement dated as of [ ] (the “Credit Agreement”), among [•] Inc., a Delaware corporation (the “Company”), the lenders from time to time party thereto and Bank of America, N.A., as administrative agent. Unless otherwise defined herein, terms used herein have the meanings provided in the Credit Agreement.

The undersigned hereby certifies that [he][she] is the Chief Financial Officer of the Company and that [he][she] is knowledgeable of the financial and accounting matters of the Company and its Subsidiaries and that, as such, [he][she] is authorized to execute and deliver this Certificate on behalf of the Company.

The undersigned hereby further certifies, solely in [his][her] capacity as Chief Financial Officer of the Company and not in an individual capacity and without personal liability, that, on the date hereof, immediately after giving effect to the Transactions to occur on the Closing Date, including the making of the Loan to be made on the Closing Date and the application of the proceeds thereof:

1. The fair value of the assets of the Company and its Subsidiaries (on a going concern basis), on a consolidated basis, will exceed their debts and liabilities, subordinated, contingent or otherwise.

2. The present fair saleable value of the property of the Company and its Subsidiaries (on a going concern basis), on a consolidated basis, will be greater than the amount that will be required to pay the probable liabilities on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured.

3. The Company and its Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.

4. The Company and its Subsidiaries, on a consolidated basis, will not have an unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and proposed to be conducted following the date hereof.

In computing the amount of the contingent liabilities of the Company and its Subsidiaries as of the date hereof, such liabilities have been computed at the amount that, in light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has executed this Certificate solely in his/her capacity as Chief Financial Officer of the Company (and not in an individual capacity) this [ ] day of [ ].

[•] , INC.,

by
Name: Title: Chief Financial Officer

C-2